Exhibit 99.1

Contacts:

Stereotaxis, Inc.	Noonan Russo
314-678-6105	212-845-4269
Jim Stolze, Chief Financial Officer	Brian Ritchie (investors)
jstolze@stereotaxis.com	brian.ritchie@eurorscg.com

STEREOTAXIS ANNOUNCES FOURTH QUARTER AND 2005 YEAR-END

RESULTS

Management to Host a Conference Call Today At 5:00 PM Eastern Standard Time

St. Louis, MO, February 23, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today reported fourth quarter 2005 revenue of $2.1 million, compared to the $6.1 million generated in the fourth quarter of 2004 and total revenue for the year ended December 31, 2005 of $15.0 million compared to $18.8 million of total revenue for the year ended December 31, 2004.

System revenues amounted to $1.5 million in the 2005 fourth quarter compared to $5.7 million in the fourth quarter of the prior year as a result of the decreased number of units sold. Disposables, service and accessories revenue increased to $602,000 from the $420,000 reported in the 2004 fourth quarter. Gross profit amounted to $811,000 representing a 39% gross margin for the 2005 quarter, compared to $3.2 million, or a 52% margin for the 2004 quarter. The decline in gross margin is primarily attributable to the reduction in number of systems sold and the overhead costs associated with the reduced level of manufacturing activity in the fourth quarter. As of December 31, 2005, Stereotaxis had received 72 orders worldwide, on a cumulative basis, for its systems, of which 42 have been delivered.

Fourth quarter operating expenses were $13.6 million, compared to the $8.9 million incurred during the fourth quarter of 2004. The increase in operating expenses was attributable to increased headcount and costs related to expanded sales and marketing activities, added compliance and regulatory expenses, additional clinical support activities, as well as an increase in research and development activities compared to the prior year quarter.

The Company recognized total system revenue of $12.8 million in 2005 versus the $17.2 million recognized in the prior year. The decrease in revenue is attributable to the reduction in systems delivered in the third and fourth quarters of 2005, as domestic revenues and order rates were impacted by the delays in approval of catheters for use with the system. The Company recognized revenue on 13 systems in 2005 compared to 22 systems in 2004. Average system price increased approximately 20% in the 2005 year compared to 2004. Disposables, service and accessories revenues totaled $2.3 million in the 2005 year compared to $1.6 million in 2004. The increase in disposables, service and accessories revenue is attributable to the increased base of installed systems.

Net loss for the three months ended December 31, 2005 was $13.0 million, or $0.47 per share on 27.4 million weighted average shares outstanding, versus a net loss of $5.7 million, or $0.21 per share on 27.1 million weighted average shares outstanding in the prior year quarter. Net loss for the year ended December 31, 2005 was $43.6 million, or $1.60 per share based on 27.3 million weighted average shares outstanding, versus $27.3 million, or $2.38 per share based on 11.5 million weighted average shares outstanding in the prior year.

The Company received seven new orders for systems in the fourth quarter, bringing its December 31, 2005 total purchase orders and other commitments for its Niobe® systems to approximately $28.5 million. However, the Company only intends to recognize $26.1 million as backlog. The Company does not include orders for disposables, service, or accessories in its backlog data.

Commenting on the results for the quarter, Bevil Hogg, President and CEO stated, “As we indicated at the end of our third quarter, the delay in catheter approvals that we were experiencing at the time was having a significant impact on our outlook for revenues in the second half of 2005. This quarter reflects that impact, as we achieved revenues similar to that of our third quarter. Nonetheless, as noted, the rate of new orders this quarter, more than half of which originated outside the U.S., was favorable, and we are now in a significantly improved position as compared to the end of the 2005 third quarter. As we have previously announced, the FDA has approved two partnered diagnostic and ablation catheters for use with our Niobe® magnetic navigation system. The first, a standard 4 millimeter ablation catheter, and the second a 3-D localized 4 millimeter ablation catheter, were approved in December and February, respectively. These catheters have been available in Europe since March of 2005, and the usage of our system in Europe and Canada continues to approximate two procedures per available electrophysiology day since approval of these catheters, albeit across a relatively small installed base. We now anticipate that these recent U.S. approvals will lead to significantly improved utilization domestically, and that our order rate will continue to improve as this utilization occurs, setting the stage for recovery in our top line.”

“Having very recently completed a significant equity funding transaction,” continued Mr. Hogg, “the Company will focus its energies on training our U.S. clinician customers to significantly improve our utilization rates and to position the Company to grow its backlog and installed base. We are confident that these recent events have positioned us to do so.”

Stereotaxis ended 2005 with cash, cash equivalents and investments of approximately $10.7 million as well as $29 million of credit availability. Total debt at 2005 year-end was approximately $3.0 million. Year-end cash balances do not include the proceeds from the February equity offering of $61.7 million, net of anticipated commissions and expenses.

The Company expects that total revenue for the year 2006 will range from $26 million to $30 million. We expect the year to be heavily back end loaded as the order and revenue rates recover from the impact of the delays previously mentioned. To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter as hospital budget decisions and equipment installation schedules are often subject to last-minute delays. Prudence dictates that we should anticipate the occasional impact on our quarterly results of such unexpected delays

The Company will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss the results for the quarter and year-end. To participate in the conference call, please dial 888.889.2497 (Domestic) or 973.582.2710 (International) a few minutes before 5:00 p.m. ET. A replay of the conference call will be available from 7:00 p.m. ET on February 23, 2006 to 7:00 p.m. ET on March 2, 2006. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 7006009.

The call will also be available on the Internet live and for seven days thereafter at the following URL:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=179896&eventID=1210002

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S. and Europe.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Systems revenue	$ 1,503,533	$ 5,700,512	$ 12,760,593	$ 17,219,080
Disposables, service and accessories revenue	601,891	419,912	2,265,797	1,597,780
Total revenue	2,105,424	6,120,424	15,026,390	18,816,860
Cost of revenue	1,294,461	2,965,313	7,720,706	10,672,262
Gross margin	810,963	3,155,111	7,305,684	8,144,598
Operating expenses:
Research and development	5,235,880	4,209,939	17,829,282	17,215,414
General and administration	3,554,892	1,599,456	13,190,316	6,900,016
Sales and marketing	4,831,480	3,104,149	17,365,631	11,447,857
Royalty settlement	-	-	2,923,111	-
Total operating expenses	13,622,252	8,913,544	51,308,340	35,563,287
Operating loss	(12,811,289)	(5,758,433)	(44,002,656)	(27,418,689)
Interest income	155,865	194,636	949,918	656,316
Interest expense	(324,276)	(160,093)	(505,097)	(495,096)
Net loss	$ (12,979,700)	$ (5,723,890)	$ (43,557,835)	$ (27,257,469)

Net loss per common share:
Basic and diluted	$ (0.47)	$ (0.21)	$ (1.60)	$ (2.38)

Weighted average shares used in computing net loss per common share:
Basic and diluted	27,416,375	27,118,453	27,301,822	11,470,310

STEREOTAXIS, INC.
BALANCE SHEETS

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$ 5,210,794	$ 16,907,516
Short-term investments	5,524,793	28,741,318
Accounts receivable, net of allowance of $29,576 and $146,223 in 2005	5,897,072	8,621,205
and 2004
Current portion of long-term receivables	461,520	168,795
Inventories	9,404,792	4,673,994
Prepaid expenses and other current assets	5,128,852	2,351,058
Total current assets	31,627,823	61,463,886
Property and equipment, net	3,078,313	1,557,847
Intangible assets	1,677,778	1,811,111
Long-term receivables	146,520	337,590
Other assets	127,755	120,697
Long-term investments	-	5,896,625
Total assets	$ 36,658,189	$ 71,187,756

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 1,000,000	$ 910,434
Accounts payable	4,866,156	2,129,473
Accrued liabilities	5,648,693	5,710,216
Deferred Revenue	4,216,255	2,308,923
Total current liabilities	15,731,104	11,059,046

Long term debt, less current maturities	1,972,222	1,000,000
Long term deferred revenue	801,005	732,835
Other liabilities	28,016	1,407

Stockholders' equity:
Common stock, par value of $0.001; 100,000,000 shares authorized at 2005 and 2004; 27,835,611 and 27,187,042 issued at 2005 and 2004, respectively	27,836	27,187
Additional paid-in capital	179,286,612	174,143,587
Deferred Compensation	(2,569,760)	(671,950)
Treasury stock, 36,519 shares at 2005 and 2004	(162,546)	(162,546)
Notes receivable from sales of stock	(180,619)	(173,432)
Accumulated deficit	(158,231,069)	(114,673,234)
Accumulated other comprehensive gain/(loss)	(44,612)	(95,144)
Total stockholders' equity	18,125,842	58,394,468
Total liabilities and stockholders' equity	$ 36,658,189	$ 71,187,756